Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS FOURTH QUARTER AND 2015 RESULTS

San Francisco, CA – March 29, 2016 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2015.

Fourth Quarter Results

For the three months ended December 31, 2015, medical services revenue increased 4.3% to $4,162,000 compared to medical services revenue of $3,992,000 for the fourth quarter of 2014.

Net income for the fourth quarter of 2015 more than quadrupled to $277,000, or $0.05 per share, compared to net income of $58,000, or $0.01 per share, for the fourth quarter of 2014.

The total number of procedures performed in AMS' Gamma Knife business decreased 1.7% for the fourth quarter of 2015 compared to the same period of 2014, primarily due to the expiration of a site contract in March 2015. The increase in revenue despite the decrease in procedure volume reflected a favorable mix of treatments at the Company's retail sites, as well as an increase in Medicare reimbursement for Gamma Knife services that went into effect on January 1, 2015.

Medical services gross margin for the fourth quarter of 2015 increased to 44.7%, compared to medical services gross margin of 38.6% for the fourth quarter of 2014. The improvement in gross margin was primarily the result of reduced maintenance costs.

Operating income increased 91.9% to $731,000 for the fourth quarter of 2015 compared to operating income of $381,000 for the same period a year earlier. Pre-tax income, net of income attributable to non-controlling interest, increased to $383,000 for the fourth quarter of 2015 compared to pre-tax income, net of income attributable to non-controlling interest, of $154,000 for the fourth quarter of 2014.

Selling and administrative expenses for the fourth quarter of 2015 decreased 5.5% to $792,000 compared to SG&A expenses of $838,000 for the fourth quarter of 2014, primarily the result of lower consulting expenses.

2015 Results

For the twelve months ended December 31, 2015, medical services revenue increased 7.3% to $16,548,000 compared to medical services revenue of $15,417,000 for 2014. Revenue for 2014 included the Company's operations in Turkey, which were sold effective on May 31, 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 11.2% for 2015 compared to 2014.

The net loss for 2015 was $1,522,000, or $0.28 per share. The loss was primarily attributable to a write-down of $2,140,000, or $0.40 per share, related to AMS' strategic equity investment in Mevion Medical Systems. Excluding this charge, the Company would have reported net income of $618,000, or $0.12 per share, for 2015. This compares to a net loss for 2014 of $952,000, or $0.19 per share, which included a pre-tax loss on the sale of the Turkey subsidiary of $572,000 and a pre-tax gain on foreign currency transactions of $161,000 due to the strengthening of the Turkish Lira against the U.S. Dollar.

The total number of procedures performed in AMS' Gamma Knife business increased 6.9% for 2015 compared to 2014, excluding procedures performed in Turkey. This increase reflected higher procedure volume at certain of AMS' existing sites, as well as the opening of the Company’s newest Gamma Knife site in Springfield, Oregon in December 2014, offset by the expiration of one Gamma Knife agreement in March 2015.

Operating income for 2015 increased to $1,980,000 compared to an operating loss of $50,000 for 2014.

Interest expense decreased to $1,239,000 in 2015 compared to $1,699,000 for 2014. Excluding interest expense in Turkey, this decrease was due to the closure of the Company’s line of credit on January 2, 2015, the pay-down of the Company’s existing debt obligation for its IGRT device at the end of 2014 and an existing lease obligation for a Gamma Knife site at the end of the first quarter 2014, and a one-time benefit for a lease modification, recorded in the third quarter of 2015.

Balance Sheet Highlights

At December 31, 2015, cash and cash equivalents were $2,209,000 compared to $1,059,000 at December 31, 2014. As of December 31, 2014, AMS had a $9,000,000 renewable line of credit with a bank secured by a certificate of deposit. This line was paid in full on January 2, 2015 using the proceeds from the certificate of deposit. As a result, current liabilities decreased to $8,698,000 at December 31, 2015 compared to $16,251,000 at December 31, 2014. Shareholders' equity at December 31, 2015 was $25,180,000, or $4.69 per outstanding share. This compares to shareholders' equity at December 31, 2014 of $26,154,000, or $4.88 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Our Gamma Knife business performed well in the fourth quarter and 2015 overall, with gains in treatments, revenue and operating income compared to 2014. We attribute this top and bottom line growth to our hard work this past year to refine our cost structure to improve operating margins, and increased utilization by our hospital partners. Our efforts in these areas will continue in the new year.

"Based on the hospital outpatient prospective payment rates for 2016 announced by the Centers for Medicare and Medicaid Services (CMS), we estimate that the average CMS reimbursement rate for delivery of Gamma Knife or LINAC one session cranial radiosurgery and separately reimbursable ancillary codes (exclusive of co-insurance and other adjustments) will decrease by approximately 10% compared to 2015. To put this in perspective, we estimate that CMS’s Gamma Knife rate reduction would have reduced AMS' annualized 2015 revenue by approximately 2%. So with our operations running increasingly efficiently and the impact of Medicare rate reductions on our revenue likely to be minimal, we expect our Gamma Knife business to deliver another solid performance in 2016.

"We look forward with enthusiasm to the initiation of patient treatments next month at AMS' first proton therapy center now nearing completion at The Marjorie and Leonard Williams Center for Proton Therapy at UF Health Cancer Center-Orlando Health in Florida. In a major milestone, the MEVION S250 at this center has completed its rigorous acceptance testing and has entered the clinical commissioning phase. Clinical commissioning is the final step before the first patient is treated. During the rigorous acceptance testing phase, the MEVION S250 in Orlando met or exceeded all specifications. Its operational control has been officially transitioned to the physics and radiation oncology proton teams at UF Health Cancer Center.

"We recently announced that AMS has entered into a definitive agreement for the financing of our Orlando center. We expect our success in guiding this complex project from inception through delivery and installation of the MEVION S250 proton system and the placing of permanent financing to facilitate our negotiations with other hospitals around the country that have expressed interest in partnering with AMS to develop proton centers of their own. We believe that the clinical advantages of proton therapy in the treatment of a wide range of cancers will support rapid growth in the application of this advanced therapeutic technology, and we are convinced that AMS will be a significant beneficiary."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time, and mention confirmation number 42198893. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by dialing 888-843-7419 and entering 42198893 when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, its quarterly reports on Form 10-Q for the three months ended March 31, 2015, June 30, 2015, and September 30, 2015, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2015.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 29, 2016
Page 4	Fourth Quarter 2015 Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Medical services revenue	$4,162,000	$3,992,000	$16,548,000	$15,417,000
Costs of revenue	2,300,000	2,450,000	9,833,000	10,138,000
Gross margin	1,862,000	1,542,000	6,715,000	5,279,000
Selling & administrative expense	792,000	838,000	3,496,000	3,630,000
Interest expense	339,000	323,000	1,239,000	1,699,000
Operating income(loss)	731,000	381,000	1,980,000	(50,000)
(Loss) on write down of
investment in equity securities	(26,000)	--	(2,140,000)	--
(Loss) on sale of subsidiary	--	--	--	(572,000)
Gain on foreign currency transactions	--	--	--	161,000
Other income	4,000	6,000	18,000	28,000
Income(loss) before income taxes	709,000	387,000	(142,000)	(433,000)
Income tax expense	106,000	96,000	434,000	129,000
Net income(loss)	$603,000	$291,000	$(576,000)	$(562,000)
Less: Net (income) loss
attributable to non-controlling interest	(326,000)	(233,000)	(946,000)	(390,000)
Net income(loss) attributable to
American Shared Hospital Services	$277,000	$58,000	$(1,522,000)	$(952,000)
Earnings(loss) per common share:
Basic	$0.05	$0.01	$(0.28)	$(0.19)
Assuming dilution	$0.05	$0.01	$(0.28)	$(0.19)

	Balance Sheet Data
	December 31,
	2015	2014
Cash and cash equivalents	$2,209,000	$1,059,000
Current assets	$6,007,000	$14,247,000
Certificate of deposit	$--	$9,000,000
Investment in equity securities	$579,000	$2,709,000
Total assets	$54,114,000	$67,528,000

Current liabilities	$8,698,000	$16,251,000
Shareholders' equity	$25,180,000	$26,154,000